Exhibit 99.3

Quick Guide to

Seacoast

Direct Dividend Reinvestment and

Stock Purchase Plan

Description of the Plan

Seacoast Banking Corporation of Florida (“Seacoast”) offers a convenient and economical way for new investors to make an initial investment in shares of Seacoast common stock (“Common Stock”), and for existing shareholders to increase their holdings in Seacoast, through our Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

Initial Investment

If you do not currently own Seacoast Common Stock, you can make an initial investment in our Common Stock with as little as $1,000, without paying brokerage or service fees.

Dividend Reinvestment

With dividend reinvestment, instead of receiving a check for your dividends, when paid, they are automatically and fully reinvested in whole and fractional shares of Seacoast Common Stock.

Additional Cash Purchases

You may authorize additional purchases of Common Stock at any time or sign up for automatic monthly investments of as little as $50, and pay no brokerage or service fees for these purchases.

The Plan is fully described in the prospectus dated November 6, 2023 (the “Prospectus”), and enrollment in the Plan is subject to all terms and conditions contained therein.

This is not an offer to sell or the solicitation of an offer to buy any shares of Seacoast Common Stock. The Plan and Common Stock are offered only by the Prospectus. Please read the Prospectus carefully before enrolling or investing in the Plan.

Benefits of the Plan

•	You can enroll in the Plan for free and purchase shares through the Plan without brokerage commissions or service fees.

•	No dividend checks to deposit; your dividends are automatically reinvested fully in whole and fractional shares of Seacoast Common Stock.

•	You may make automatic monthly optional cash purchases that are deducted from your bank account, or individual optional cash investments by check, of additional shares of Seacoast Common Stock, of at least $50 per month and up to a maximum of $250,000 in a calendar year.

•	Your record-keeping is simplified with a statement mailed to you each time your dividends or cash payments are invested.

•	Shares in the Plan are held in safekeeping, without paper certificates, protecting you against the possibility of loss, damage or theft.

•	You can easily change the name on your Plan account, transfer shares, gift shares you hold in the Plan, and change your investment elections.

•	Your participation is voluntary; you may withdraw at any time.

Eligibility

U. S. residents who are shareholders of record may participate in the Plan. Non-shareholders who are U.S. residents may participate in the Plan by making an initial investment of at least $1,000 into the Plan.

Getting Started

1.	Review the Prospectus.

2.	Complete the Enrollment Form and return it to Continental Stock Transfer and Trust Company, the Plan administrator and agent (the “Agent”), along with any funds you wish to invest, to:

Continental Stock Transfer and Trust Company

ATTN: Compliance Department

1 State Street, 30th Floor

New York, NY 10004

3.	You will receive an account statement approximately 2 weeks after the Agent receives your Enrollment Form and initial investment (if any).

If you are already a shareholder and registered for Internet Account Access, you may also enroll on-line by visiting Seacoast’s website at www.seacoastbanking.com and clicking on Shareholder Services and Internet Account Access.

How the Plan Works

After your account is established, the Agent uses the funds from dividends on shares held by you, and any cash contributions you have made, to purchase shares of Seacoast Common Stock at the current market price on or about the last business day of the month, but no later than 30 days after receipt. You will not be able to instruct the Agent to purchase shares at a specific time or at a specific price.

Additional Cash Purchases

You may elect, at any time, to make cash contributions to your account of as little as $50 or as much as $250,000 annually, either by check or by automatic deduction from your bank account. Cash contributions must be accompanied by a completed Transaction Form. Cash contributions must be received by the Agent at least 5 business days prior to the scheduled purchase date to ensure they are purchased timely. Automatic monthly purchases by electronic deductions from your bank account will be made on or about the 22nd of each month. Purchases are made on or about the last business day of each month.

Simple Record Keeping

Each time shares are purchased for you under the Plan, you will receive a statement from the Agent providing you with a complete record of the dividends and any optional cash invested, the transaction details and your current balance in the Plan.

If you have activated your account for online access, you can also reference your account and Plan information 24 hours a day, seven days a week, at www.seacoastbanking.com; click on Shareholder Services and Internet Account Access.

Costs

Seacoast will pay the enrollment fees and costs associated with administering the Plan, as well as brokerage commissions on all purchased or transferred shares. You will pay transaction fees if you terminate your participation in the Plan.

Safekeeping of Certificates

The shares purchased for you under the Plan will be held in safekeeping for you by the Agent in book-entry form. You will not receive a paper stock certificate, eliminating the risk and expense to you of replacing lost, damaged or stolen certificates.

As a participant in the Plan, you may also, at no additional cost, send your other certificates for Seacoast Common Stock to the Agent for safekeeping. Consolidation of your shares in this way in one secure location also simplifies your record-keeping.

Services Available Online:

If you have activated your shareholder account for online access, you can:

•	Enroll in the Plan;

•	Reference your account and Plan information 24 hours a day, seven days a week;

•	Update personal information such as mailing address or email address, etc.; and

•	Enroll in or make changes to your automatic investment.

Voting

Only you will have the right to vote the shares you hold in the Plan. You will receive a single proxy covering all Seacoast shares registered in your name as well as shares credited to your account under the Plan.

Withdrawal, Gift or Transfer of Shares

To withdraw, gift, transfer or sell all or a portion of your shares from your Plan account at any time:

1.	Complete a Transaction Form.

2.	Have the Transaction Form Medallion guaranteed by an eligible financial institution or broker.

3.	Send the completed form to the Agent.

The appropriate number of shares will be withdrawn and placed in direct registration book-entry form, or a certificate for the appropriate number of shares will be mailed to you. Your dividend reinvestment election will continue unless you withdraw all your Plan shares. If you withdraw all your Plan shares, your participation in the Plan will be terminated, and future dividends, if applicable, will be paid directly to you.

If you elect to sell shares in your Plan account, the Agent will send you the proceeds, less any applicable fees.

The Plan and Amendments

Seacoast has the authority to change, suspend or discontinue the Plan or any terms of the Plan at any time, and will notify participants of any significant changes.

Additional Information

There are a variety of ways to obtain additional information about Seacoast’s Dividend Reinvestment and Stock Purchase Plan or your investment in Seacoast.

By Phone

You may call Seacoast’s Investor Relations department at (800) 706-9991, or the Plan administrator and independent agent, Continental Stock Transfer and Trust Company at (800) 509-5586.

On the Internet

At www.seacoastbanking.com, click on Shareholder Services. Click on Seacoast Direct Stock Purchase Plan for information on your existing registered shareholder account or to enroll in the Plan.

By Mail

Contact:

Continental Stock Transfer and Trust Company

ATTN: Compliance Department

1 State Street, 30th Floor

New York, NY 10004

Remember to mention Seacoast Banking Corporation of Florida in any written correspondence. List both your account and tax identification (social security) numbers, as well as the registration name as it appears on your stock certificate/account.

This is not an offer to sell or the solicitation of an offer to buy any shares of Seacoast Common Stock. The Plan and Common Stock are offered only by the Prospectus, dated November 6, 2023. Please read the Prospectus carefully before enrolling or investing in the Plan.

P. O. Box 9012

Stuart, FL 43995

800.706.9991

SeacoastBanking.com